Exhibit 99.1

Mirum Pharmaceuticals Announces Preliminary Unaudited First Quarter 2023 Financial Results

FOSTER CITY, Calif – April 12, 2023 - Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM) today announced estimated revenue, including net product sales, and cash balance for the first quarter 2023.

The company’s preliminary unaudited financial results for the first quarter of 2023 include:

•

Approximately $31.5 million of total revenue, consisting of approximately $29.0 million of product sales, net, and approximately $2.5 million of license revenue, for the three months ended March 31, 2023;

•	Approximately $232.1 million of cash, cash equivalents, restricted cash equivalents and short-term investments as of March 31, 2023;

•	Consistent to moderately increased operating expenses for the quarter ended March 31, 2023 in comparison to the quarter ended December 31, 2022.

Additionally, the company updated its guidance for the VISTAS Phase 2b clinical trial evaluating volixibat in patients with primary sclerosing cholangitis. An update from the blinded interim analysis is expected in the second half of 2023. Interim analysis from the volixibat VANTAGE Phase 2b clinical trial in primary biliary cholangitis remains as planned in the second half of 2023, as does the topline data from the maralixibat EMBARK Phase 2b clinical trial in biliary atresia.

The company has not completed quarter-end financial close processes for the quarter ended March 31, 2023. These estimates are preliminary, have not been audited, and are subject to change upon completion of company’s financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of the company’s financial position and results of operations as of March 31, 2023.

About LIVMARLI® (maralixibat) oral solution

LIVMARLI® (maralixibat) oral solution is an orally administered, once-daily, ileal bile acid transporter (IBAT) inhibitor approved by the U.S. Food and Drug Administration for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) three months of age and older and is the only FDA-approved medication to treat cholestatic pruritus associated with Alagille syndrome. For more information, please visit LIVMARLI.com.

Mirum has also submitted LIVMARLI for approval in the U.S. (in cholestatic pruritus in PFIC patients three months of age and older) and in Europe (in PFIC for patients two months of age and older). LIVMARLI is currently being evaluated in late-stage clinical studies in other rare cholestatic liver diseases including biliary atresia. LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for ALGS, PFIC and biliary atresia. To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.

IMPORTANT SAFETY INFORMATION

LIVMARLI can cause side effects, including:

Changes in liver tests. Changes in certain liver tests are common in patients with Alagille syndrome and can worsen during treatment with LIVMARLI. These changes may be a sign of liver injury and can be serious. Your healthcare provider should do blood tests before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen) or loss of appetite.

Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea, stomach pain, and vomiting during treatment. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.

A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat. FSV deficiency is common in patients with Alagille syndrome but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment.

Other common side effects reported during treatment were gastrointestinal bleeding and bone fractures.

US Prescribing Information

EU SmPC

About Mirum Pharmaceuticals, Inc.

Mirum Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to transforming the treatment of rare liver diseases. Mirum’s approved medication is LIVMARLI® (maralixibat) oral solution which is approved in the U.S. for the treatment of cholestatic pruritus in patients with Alagille syndrome three months of age and older, and in Europe for the same indication in patients two months of age and older. Mirum has submitted LIVMARLI for approval in the U.S. (in cholestatic pruritus in PFIC for patients three months and older) and in Europe (in PFIC for patients two months and older).

Mirum’s late-stage pipeline includes two investigational treatments for debilitating liver diseases affecting children and adults. LIVMARLI, an oral ileal bile acid transporter (IBAT) inhibitor, is currently being evaluated in clinical trials for pediatric liver diseases and includes the EMBARK Phase 2b clinical trial for patients with biliary atresia. In addition, Mirum has an expanded access program open across multiple countries for eligible patients with ALGS and PFIC.

Mirum’s second investigational treatment, volixibat, an oral IBAT inhibitor, is being evaluated in two potentially registrational studies including the VISTAS Phase 2b clinical trial for adults with primary sclerosing cholangitis and the VANTAGE Phase 2b clinical trial for adults with primary biliary cholangitis. Follow Mirum on Twitter, Facebook, LinkedIn and Instagram.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the company’s estimated revenue, product sales, net, cash balance, and expenses for the quarter ended March 31, 2023, as well as the anticipated timing and receipt of data and interim analysis in ongoing clinical trials. Words such as “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent Mirum’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are risks and uncertainties associated with Mirum’s business in general, the impact of macroeconomic and geopolitical events, including the COVID-19 pandemic and ongoing conflict between Ukraine and Russia, and the other risks described in Mirum’s filings with the Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and Mirum does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Media Contact:

Erin Murphy

media@mirumpharma.com

Investor Contacts:

Andrew McKibben

ir@mirumpharma.com

Sam Martin

Argot Partners

ir@mirumpharma.com